Exhibit 5.1

November 15, 2005

Cantel Medical Corp.

150 Clove Road

Little Falls, New Jersey 07424

Ladies and Gentlemen:

In connection with the Registration Statement on Form S-3 (the “Registration Statement”) to be filed by Cantel Medical Corp., a Delaware corporation (the “Company”) under the Securities Act of 1933, as amended, relating to the resale by certain stockholders of the Company of up to an aggregate of 384,821 shares (the “Shares”) of common stock, par value $.10 per share, of the Company, I as Senior Vice President and General Counsel of the Company, have examined such corporate records, other documents and questions of law as I have deemed necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, I advise you that in my opinion the Shares have been duly and validly authorized, legally issued, fully paid and non-assessable.

I consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption “Legal Matters” in the prospectus contained therein and elsewhere in the Registration Statement and prospectus. This consent is not to be construed as an admission that I am a party whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933, as amended.

This opinion is furnished by me as Senior Vice President and General Counsel to the Company in connection with the filing of the Registration Statement and is not to be used, circulated or quoted for any other purpose or otherwise referred to or relied upon by any other person without the prior express written permission of the Company other than in connection with the offer and sale of Shares while the Registration Statement is in effect.

Very truly yours,

/s/ Eric W. Nodiff

Eric W. Nodiff
Sr. Vice President and
General Counsel